Exhibit 10.7

Second Amended and Restated

Limited Liability Company Agreement

of

ZVV Media Partners, LLC

a Delaware limited liability company

MEMBERSHIP INTERESTS IN ZVV MEDIA PARTNERS, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH MEMBEERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH SALE OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION IS REGISTERED OR QUALIFIED UNDER FEDERAL AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE. ANY TRANSFER OF THE MEMBEERSHIP INTERESTS IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS SET FORTH HEREIN.

TABLE OF CONTENTS (cont.)

5.5.	Competing Activities	18
ARTICLE VI DUTIES, EXCULPATION, AND INDEMNIFICATION		19
6.1.	Exculpation of Covered Persons.	19
6.2.	Liabilities and Duties	19
6.3.	Indemnification	20
ARTICLE VII ALLOCATIONS OF NET PROFITS AND NET LOSSES		22
7.1.	Book Allocations of Net Profits and Net Losses.	22
7.2.	Regulatory Allocations	22
7.3.	Curative Allocations	24
7.4.	Excess Nonrecourse Liabilities	24
7.5.	Tax Allocations	24
7.6.	Reporting and Information Obligations of Members	24
ARTICLE VIII DISTRIBUTIONS		25
8.1.	Distributions by the Company to Members	25
8.2.	Withholding Tax Payments and Obligations	26
ARTICLE IX TRANSFERS OF INTERESTS		27
9.1.	Transfers of Interests In General	27
9.2.	Drag-Along Rights	28
9.3.	Call Right	30
9.4.	Invalid Transfers	31
9.5.	Effective Date of Transfers	31
9.6.	Effect of Transfers	31
9.7.	Substitution of Members	31
ARTICLE X BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS		32
10.1.	Books and Records	32
10.2.	Delivery to Members and Inspection	32
10.3.	Tax Returns	32
10.4.	Other Filings	32
10.5.	Bank Accounts	33
10.6.	Accounting Decisions and Reliance on Others	33
10.7.	Tax Matters	33
ARTICLE XI DISSOLUTION AND WINDING UP		34
11.1.	Dissolution	34
11.2.	Winding Up	35
11.3.	No Deficit Restoration Obligation	35

-ii-

TABLE OF CONTENTS (cont.)

11.4.	Distributions in Kind	35
11.5.	Limitations on Payments Made in Dissolution	35
11.6.	Certificate of Cancellation	35
11.7.	Termination	35
11.8.	No Action for Dissolution	36
11.9.	Bankruptcy	36
ARTICLE XII MISCELLANEOUS		36
12.1.	Complete Agreement	36
12.2.	Binding Effect	36
12.3.	Parties in Interest	36
12.4.	Statutory References	36
12.5.	Headings	36
12.6.	References to this Agreement	36
12.7.	Governing Law	36
12.8.	Consent To Exclusive Jurisdiction	36
12.9.	Severability	37
12.10.	Additional Documents and Acts	37
12.11.	Notices	37
12.12.	Amendments	38
12.13.	No Interest in Company Property, Waiver of Action for Partition	38
12.14.	Remedies Cumulative	38
12.15.	Survival	38
12.16.	Counterparts	38

-iii-

TABLE OF CONTENTS (cont.)

SCHEDULES AND EXHIBITS

Schedule A:	Members/Addresses; Initial Unreturned Capital; Membership Interests
Exhibit A:	Form of Adoption Agreement
Exhibit B:	Form of Spousal Consent

-iv-

Second Amended and Restated

Limited Liability Company Agreement

of

ZVV Media Partners, LLC

a Delaware limited liability company

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of ZVV Media Partners, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of July __, 2021 (the “Effective Date”), by and among the Company, Vinco Ventures, Inc., a Nevada corporation (the “Vinco Member”), and ZASH Global Media and Entertainment Corporation, a Delaware corporation (the “ZASH Member” and, together with the Vinco Member, the “Members”), with reference to the following facts:

WHEREAS, the Company was formed upon the filing and acceptance of Articles of Organization (the “Nevada Articles”) with the Secretary of State of the State of Nevada on January 24, 2021.

WHEREAS, the original Members of the Company entered into that certain Limited Liability Company Agreement of the Company dated as of January 27, 2021 (the “Original LLC Agreement”).

WHEREAS, the Company was converted to a Delaware limited liability company upon the filing and acceptance of (a) Articles of Conversion (the “Nevada Articles of Conversion”) with the Secretary of State of the State of Nevada and (b) a Certificate of Conversion and a Certificate of Formation (as amended or restated from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on May 28, 2021.

WHEREAS, the Members of the Company entered into that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of May 28, 2021 (the “A&R LLC Agreement), which amended and restated the Original LLC Agreement in its entirety.

WHEREAS, the Vinco Member, the ZASH Member and the Company intend to become parties to, or otherwise signors for, debt financing provided by Hudson Bay Master Fund, LTD., the proceeds from which will be utilized to fund all or substantially all of the Vinco Member’s Capital Contribution to the Company ( the “Debt Financing”).

WHEREAS, the transaction documents for the Debt Financing shall contain representations, warranties, covenants and other conditions (“Financing Documents”) that will have a direct effect on certain terms in the A&R LLC Operating Agreement relating to, among other things, repayment of capital contributions, making distributions, selling assets, and the taking of certain other actions.

WHEREAS, the original Members of the Company desire to amend and restate the A&R LLC Agreement to establish the Members rights and responsibilities to be consistent with, and not in violation of, the obligations of Vinco Member, the ZASH Member and the Company under the Financing Documents, while the Debt Financing is outstanding.

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree that the A&R LLC Agreement is hereby amended and restated as follows:

ARTICLE I
DEFINITIONS

1.1. Defined Terms. When used in this Agreement, unless the context otherwise requires, the following terms have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, codified in the Delaware General Corporation Law Section 18-101, et seq.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement, or is treated as obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and is to be interpreted consistently therewith.

“Affiliate” means, as to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through the ownership of voting equity, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Assumed Tax Rate” means the highest effective combined marginal United States federal, state and local income tax rate applicable to individuals resident in Los Angeles, California, taking into account the deductibility of state and local taxes for federal income tax purposes and the tax character of the income, but without taking into account the alternative minimum tax or any limitations on deductions or separate tax attributes that may be applicable to a Member and not including self-employment or similar taxes.

“Available Cash” means the amount of cash held by the Company, less (a) all current liabilities of the Company, and (b) reasonable working capital and other amounts determined by the Board to be necessary for the operation of the business of the Company, including amounts necessary to place into reserves for customary and usual claims with respect to the Business.

“Bankruptcy” means, with respect to any Person, (a) the filing of an application by such Person for, or such Person’s consent to, the appointment of a trustee, receiver, or custodian of its assets; (b) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of such Person unless the proceedings and the trustee, receiver or custodian appointed are dismissed within one hundred twenty (120) calendar days; or (e) the failure by such Person generally to pay such Person’s debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person’s inability to pay its debts as they become due.

“Board” has the meaning set forth in Section 5.1.1.

“Business” has the meaning set forth in Section 2.1.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banking institutions in Los Angeles are authorized or obligated by law or order to be closed.

“Call Price” has the meaning set forth in Section 9.3.2.

“Called Members” has the meaning set forth in Section 9.3.1.

“Capital Account” means, with respect to a Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 3.3.

“Capital Contribution” means a contribution in cash and the Gross Asset Value of other property contributed to the capital of the Company with respect to a Member’s Membership Interest.

“Certificate” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 4.6.

“Contribution Agreements” means, collectively, (i) that certain Contribution Agreement dated as of the Effective Date by and between the Company and the Vinco Member, and (ii) that certain Contribution Agreement dated as of the Effective Date by and between the Company and the ZASH Member.

“Covered Person” has the meaning set forth in Section 6.1.1.

“Debt Financing” has the meaning set forth in the Recitals.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deductions allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that:

(a) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by the use of the “remedial method” as defined in Regulations Section 1.704-3(d), Depreciation for such Fiscal Year will be the amount of book basis recovered for such Fiscal Year under Regulations Section 1.704-3(d)(2), and

(b) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation will be “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year equals zero, then Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board and consistently applied.

“Dissolution Event” has the meaning set forth in Section 11.1.

“Drag-Along Consideration” has the meaning set forth in Section 9.2.1.

“Drag-Along Notice” has the meaning set forth in Section 9.2.1.

“Drag-Along Objection” has the meaning set forth in Section 9.2.2.

“Drag-Along Rights” has the meaning set forth in Section 9.2.1.

“Drag-Along Transaction” has the meaning set forth in Section 9.2.1.

“Dragged Members” has the meaning set forth in Section 9.2.1.

“Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, and expressly does not include any other rights of a Member, including the right to vote, participate in the management of the Company, as applicable, or the right to information concerning the business and affairs the Company.

“Effective Date” has the meaning set forth in the preamble hereto.

“Fair Market Value” means the gross fair market value of any property determined as determined by the Board in good faith (with expert input from a third party appraiser if so determined by the Board) and in making such determination, it may, but need not, rely on the opinion of qualified third party appraisers.

“Final Valuation Report” has the meaning set forth in Section 9.2.2(b).

“Fiscal Year” means the Company’s fiscal year, which will be the calendar year, or any portion of such period for which the Company is required by the Code to allocate Net Profits, Net Losses or other items of Company income, gain, loss or deduction pursuant hereto, or such other period otherwise required by law.

“Gross Asset Value” means with respect to any asset of the Company (other than cash), the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross Fair Market Value of such asset;

(b) The Gross Asset Value of all the Company’s assets will be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account) as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; (iii) the grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company; (iv) under generally accepted industry accounting practices, provided substantially all of the Company’s property (excluding money) consists of stock, securities, commodities, options, warrants, futures, or similar instruments that are readily tradable on an established securities market; (v) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (vi) in connection with the issuance by the partnership of a noncompensatory option within the meaning of Regulations Section 1.721-2(f) (other than an option for a de minimis partnership interest within the meaning of Regulations Section 1.704-1(b)(2)(ii)(f)(5)(iv); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (iv) above will be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to a Member will be the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution;

(d) The Gross Asset Values of the Company’s assets will be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (a) of the definition of “Net Profits” and “Net Losses” or Section 7.2.6; provided, however, that Gross Asset Values may not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), then the Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Incapacitated” means, as to any natural person, the death, adjudication of incompetence, or insanity of such person.

“Independent Third Party” means with respect to any Member, any Person who is not the Company or an Affiliate of such Member.

“Liquidation Value” means in connection with any proposed transaction and with respect to the Membership Interest of each Member, a value equal to the amount that would be distributed in respect of such Membership Interest if an amount equal to the value of one hundred percent (100%) of the equity of the Company implied by the consideration to be paid by the proposed purchaser in the proposed transaction, as determined by the Board in good faith (with expert input from a third party appraiser if so determined by the Board), were distributed to the Members in accordance with Section 11.2.3 at such time.

“Losses” has the meaning set forth in Section 6.3.1.

“Manager” means any Person holding the office of Manager as selected pursuant to Section 5.1.4.

“Member” means each Person who (a) is an initial signatory to this Agreement, or (b) has been admitted to the Company as a Member in accordance with this Agreement.

“Member Nonrecourse Debt” has the meaning given the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning given the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

“Member Vote” means the affirmative vote of Members holding a majority of the outstanding Membership Interests made at a meeting of the Members or by written consent in accordance with Section 4.2.

“Membership Interest” means a Member’s entire interest in the Company, which may be expressed as a percentage, including the Member’s right to share in income, gains, losses, deductions, credits or similar items of, and to receive distributions from, the Company pursuant to this Agreement and the Act, the right to vote or participate in the management of the Company to the extent herein provided or as specifically required by the Act, and the right to receive information concerning the business and affairs of the Company pursuant to this Agreement and the Act.

“Merger” means the transaction contemplated pursuant to that certain Agreement and Plan of Merger and Reorganization to be executed by the Vinco Member and the ZASH Member no later than June 24, 2021.

“Merger Deadline” means September 30, 2021, if the Merger has not been consummated prior to such date.

“Net Profits” and “Net Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) are included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition are added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition are subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment is taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and are taken into account for purposes of computing Net Profits or Net Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes is computed by reference to the Gross Asset Value of the property disposed of, rather than such property’s adjusted tax basis;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation is taken into account for such Fiscal Year or other period, computed in accordance with the definition thereof;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment is treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and is taken into account for purposes of computing Net Profits or Losses; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 7.2 are not taken into account in computing Net Profits or Net Losses. Instead, the amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 7.2 hereof are determined by applying rules analogous to those set forth in clauses(a) through (f) above.

The foregoing definition of Net Profits and Net Losses is intended to comply with the provisions of Regulations Section 1.704-1(b) and is to be interpreted consistently therewith. In the event the Board determines that it is prudent to modify the manner in which Net Profits and Net Losses are computed in order to comply with such Regulations, the Board may make such modification.

“Nevada Act” means the Nevada Limited Liability Company Act, codified in the Nevada Revised Statutes Chapter 86.

“Nevada Articles” has the meaning set forth in the Recitals.

“Nevada Articles of Conversion” has the meaning set forth in the Recitals.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Original LLC Agreement” has the meaning set forth in the Recitals.

“Partnership Audit Rules” means the partnership audit rules contained in the Bipartisan Budget Act of 2015 and enacted as Sections 6221 through 6241 of the Code.

“Partnership Representative” has the meaning set forth in Section 10.7.2.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Person” means any natural or legal person, including any individual, general partnership, limited partnership, limited liability company, limited liability partnership, corporation, trust, estate, association or other entity.

“Regulations” means the final or temporary United States federal income tax regulations promulgated under the Code as such Regulations may amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Transfer” means any direct or indirect sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, whether by gift, bequest or otherwise. In the case of a hypothecation, encumbrance or other collateral assignment, the Transfer is deemed to occur both at the time of the initial collateral assignment and at any collateral assignee’s sale or a sale by any secured creditor. A Transfer of a direct or indirect ownership interest in any Person will constitute a Transfer of a corresponding portion of any ownership interest or asset held by such Person.

“Unreturned Capital” means with respect to any Member as of any date, the excess, if any, of (a) the aggregate Capital Contributions made by such Member, over (b) the aggregate amount of cash and the Gross Asset Value (net of any liabilities secured by any such distributed property) of any property distributed to such Member pursuant to Section 8.1.1(a)(i) or Section 11.2.3 (or by reference to such Sections) on or prior to such date.

“Unreturned Capital Shortfall” has the meaning set forth in Section 9.2.2.

“Valuation Firm” has the meaning set forth in Section 9.2.2.

“Valuation Parties” has the meaning set forth in Section 9.2.2.

“Vinco Managers” has the meaning set forth in Section 5.1.1.

“Vinco Member” has the meaning set forth in the Recitals.

“Vinco Valuation Report” has the meaning set forth in Section 9.2.2.

“ZASH Managers” has the meaning set forth in Section 5.1.1.

“ZASH Member” has the meaning set forth in the Recitals.

“ZASH Valuation Report” has the meaning set forth in Section 9.2.2(a).

1.2. Rules of Construction. Unless the context otherwise clearly requires:

1.2.1 whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms;

1.2.2 the singular includes the plural and the plural includes the singular;

1.2.3 the words “include,” “includes” and “including” are to be deemed to be followed by the phrase “without limitation”;

1.2.4 any definition of or reference to any agreement, instrument, schedule, exhibit or other document herein is to be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modification set forth herein);

1.2.5 any reference to any law herein is to be construed as referring to such Law as from time to time amended;

1.2.6 any reference herein to any Person, or to any Person in a specified capacity, is to be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; and

1.2.7 the words “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, clause or other subdivision.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1. Formation.

2.1.1 The Company was formed as a Nevada limited liability company under the laws of the State of Nevada on January 24, 2021, by the execution and filing of the Nevada Articles by an authorized person within the meaning of the Nevada Act, with the Nevada Secretary of State, which execution, delivery, and filing are hereby ratified and confirmed. The Company was converted to a Delaware limited liability company upon the filing and acceptance of (a) the Nevada Articles of Conversion with the Secretary of State of the State of Nevada and (b) the Certificate by an authorized person within the meaning of the Act with the Secretary of State of the State of Delaware, which execution, delivery, and filing are hereby ratified and confirmed. The rights and liabilities of the Members are as described in the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the Act, controls.

2.1.2 The Company was formed for the purpose of performing all business to be determined by the Members (the “Business”).

2.1.3 The Board must maintain a record of the name, mailing address, and Membership Interest held by each Member in the books and records of the Company and on Schedule A attached hereto. The Company is hereby authorized and directed to update its books and records and Schedule A hereto from time to time as necessary to accurately reflect the information therein, and the update of any such information resulting from an event accomplished in accordance with this Agreement will not constitute an amendment to this Agreement. Any reference in this Agreement to Schedule A is a reference to Schedule A as amended and in effect from time to time.

2.2. Name. The name of the Company is “ZVV Media Partners, LLC.” The business and affairs of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board may deem appropriate or advisable. The Company is authorized to file any fictitious name certificates and similar filings, and any amendments thereto, that the Board deems appropriate or advisable.

2.3. Term. The term of the Company commenced on the date of the filing of the Nevada Articles with the Nevada Secretary of State and will continue until the Company is dissolved in accordance with the provisions of this Agreement.

2.4. Principal Office; Registered Agent. The principal office of the Company is at 1 West Broad Street, Suite 1004, Bethlehem, PA 18018, or such other location approved by the Board. The Company must continuously maintain a registered agent and registered office in the State of Delaware as required by the Act. The registered agent of the Company in the State of Delaware is as stated in the Certificate or as otherwise determined by the Board.

2.5. Purpose of Company. The nature of the business or purposes to be conducted or promoted by the Company is to engage in the Business and such other activities directly related to the Business as may be necessary, advisable or appropriate in the opinion of the Board in furtherance of the Business, and exercise any powers permitted to be exercised by limited liability companies organized under the Act.

2.6. Liability of Members.

2.6.1 Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and no Member will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. Except as otherwise expressly required herein or by law, a Member, in its capacity as such, will have no liability in respect of claims against the Company in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, and (c) the amount of any distributions wrongfully distributed to it. No Member will be required to lend any funds to the Company or, after its Capital Contribution has been funded, subject to the provisions of Section 2.6.2 and Section 8.2.2, to make any further Capital Contributions to the Company or to repay to the Company, any Member, or any creditor of the Company all or any portion of any negative amount of such Member’s Capital Account. No Member will be required to guarantee or pledge any assets as security for any debts, liabilities, or other obligations of the Company.

2.6.2 If any Member receives or is deemed to have received a distribution from the Company pursuant to ARTICLE VIII or otherwise, and the aggregate of such distributions exceeds the distributions to which such Member is otherwise entitled pursuant to this Agreement, such Member will be obligated, as provided in ARTICLE VIII, to repay such excess to the Company.

2.6.3 To the fullest extent permitted by law, in exercising any of its or their voting rights, rights to direct and consent or any other rights as a Member hereunder or under the Act, subject to the terms and conditions of this Agreement, a Member or Members, as the case may be, (a) will not, except as may be expressly provided herein with respect to any particular matter, have any obligation or duty otherwise existing at law, in equity or otherwise, to any Person (including any other Member or the Company) or to consider or take into account the interests of any Person (including any other Member or the Company) and (b) will not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Member, the Company or any other Person, except for any liability to which such Member may be subject to the extent that the same results from such Member’s taking or directing an action, or failing to take or direct an action, in violation of the express terms of this Agreement.

2.7. Title to Property. All property of the Company must be owned by the Company as an entity and no Member may have any ownership interest in such property in its individual name. Each Member’s Membership Interest in the Company will be personal property for all purposes.

ARTICLE III
CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

3.1. Membership Interests; Capital Contributions. As of the Effective Date, and subject to having made or making when due the additional Capital Contributions to the Company pursuant to the Contribution Agreements, each Member has (or shall have) the initial Unreturned Capital and has received the Membership Interest set forth opposite such Member’s name on Schedule A attached hereto. The Members (a) have made Capital Contributions to the Company pursuant to that certain Contribution Agreement dated as of January 19, 2021, by and among the Company, the Vinco Member, and the ZASH Member, and (b) are making certain additional Capital Contributions to the Company pursuant to the Contribution Agreements.

3.2. Additional Capital Contributions.

3.2.1 Except as may be explicitly agreed in writing by the Member and the Company, no Member is required to make any additional Capital Contributions to the Company.

3.2.2 If the Board determines that additional Capital Contributions are necessary or appropriate for the conduct of the Company’s business and affairs, including, without limitation, expansion or diversification thereof, the Members may be permitted from time to time to make additional Capital Contributions, but no Member can be required to make any such additional Capital Contributions. The Board may determine all material aspects of any such additional Capital Contribution, including the class of such Membership Interests, the amount and nature of the consideration to be paid for additional Membership Interests issued in respect thereof, the resulting dilution of interest to be incurred by other Members and the extent to which the Member or other Person making the Capital Contribution will participate in the Net Profits, Net Losses and distributions of the Company. The Membership Interest of each Member must be updated upon the issuance of additional Membership Interests or the admission of an additional Member in connection herewith and must be reflected on the books and records of the Company and Schedule A hereto, as amended from time to time, and such changes adopted in accordance with this Agreement will not be an amendment to this Agreement and are not subject to Section 12.12 hereof.

3.3. Capital Accounts. The Company must establish separate Capital Accounts for each Member. The Board will determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, pursuant thereto, the following provisions apply:

3.3.1 To each Member’s Capital Account there will be credited such Member’s Capital Contributions, such Member’s allocated share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 7.2, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) will not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d) (2).

3.3.2 To each Member’s Capital Account there will be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocated share of Net Losses and items thereof, any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 7.2, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

3.3.3 In the event all or a portion of a Member’s Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest; and

3.3.4 In determining the amount of any liability for purposes of Section 3.3.1 and Section 3.3.2, Code Section 752(c) and any other applicable provisions of the Code and the Regulations will be taken into account.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with such Regulations. In the event the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Board may cause the Company to make such modification; provided, however, that no such modification has a material adverse effect upon any Member’s economic entitlement under this Agreement.

3.4. No Interest. No Member is entitled to receive or demand any interest or other payments on such Member’s Capital Contributions or on the balance of any Capital Account.

3.5. No Withdrawal. No Member has the right to withdraw such Member’s Capital Contributions or to demand or receive property of the Company or any distribution in return for such Member’s Capital Contributions, except as may be specifically provided in this Agreement or as required by applicable law.

3.6. Loans from Members or Affiliates. If necessary to pay expenses or obligations of the Company, the Company may borrow amounts from any Member or Affiliate of any Member at such times and on such terms as determined by the Board. No such loan will constitute additional capital or entitle the lending Member to an increased share of the Net Profits or Net Losses. Prior to the Merger Deadline, no loan, including loans from Members or Affiliates, may be secured by any assets of the Company without the prior written consent of the Vinco Managers.

3.7. Interest of Creditors. A creditor (including a Member or Affiliate of a Member) who makes a recourse or nonrecourse loan to the Company will not have or acquire at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor to the extent such loan is secured.

3.8. Membership Interests.

3.8.1 General. Membership Interests may be split into one or more classes or series, having such rights, preferences, privileges and obligations as approved by the Board. There is initially one (1) class of Membership Interests. The Company as determined by the Board may issue Membership Interests at any time and from time to time, including additional classes or series of Membership Interests having rights, preferences and privileges senior to or on parity with one or more of the existing classes or series of Membership Interests. The Board may split or combine the number of Membership Interests into additional or fewer Membership Interests, with all Membership Interest economic terms and voting rights to be adjusted so as to not affect the overall economic and voting relationships among the Members as a result of such split or combination. For avoidance of doubt, any amendment to this Agreement documenting any of the foregoing will not be an amendment to this Agreement subject to Section 12.12.

3.9. Membership Interests Uncertificated. The Membership Interests of the Company are initially not certificated. If so determined by the Board, the Membership Interests of the Company may be certificated.

ARTICLE IV
MEMBERS

4.1. Admission of Additional Members. No additional Members may be admitted as Members unless approved by the Board (which, prior to the Merger Deadline, must include all of the Vinco Managers); provided, that the admission of Members upon a Transfer of Membership Interests will be governed by Section 9.1. No additional Member will become a Member until such additional Member has complied with the terms and conditions of this Agreement, including, without limitation, agreeing to be bound by the terms and conditions hereof pursuant to an Adoption Agreement substantially in the form attached hereto as Exhibit A, or in such other form as approved by the Board.

4.2. Meetings of Members; Action by Written Consent.

4.2.1 No annual or regular meetings of the Members as such are required; however, if convened, meetings of the Members may be held at such date, time and place as the Board or as the Member or Members who properly noticed such meeting, as the case may be, may fix from time to time. At any meeting of the Members, the chairman (or, if there is no chairman, an individual appointed by the Members) will preside at the meeting and will act as the secretary or appoint another individual to act as secretary of the meeting. The secretary of the meeting must prepare written minutes of the meeting, which are to be maintained in the books and records of the Company.

4.2.2 A meeting of the Members may be called at any time by the Board for the purpose of addressing any matter on which the vote, consent or approval of the Members is required or permitted under this Agreement.

4.2.3 Notice of any meeting of the Members must be sent or otherwise given by the Board to the Members in accordance with this Agreement not less than two (2) or more than sixty (60) calendar days before the date of the meeting. The notice must specify the place, date and hour of the meeting and the general nature of the business to be transacted. Except as the Members may otherwise agree by Member Vote, no business other than that described in the notice may be transacted at the meeting.

4.2.4 Attendance in person (or telephonically) of a Member at a meeting will constitute a waiver of notice of that meeting, except when the Member objects at the beginning of the meeting to the transaction of any business because the meeting is not duly called or convened. Attendance at a meeting by a Member is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of the Members need be specified in any written waiver of notice. The Members may participate in any meeting of the Members by means of conference telephone or similar means as long as all Members can hear one another. The Company must provide a means of participating by a method described in the prior sentence upon request of any Member. A Member so participating will be deemed to be present in person at the meeting.

4.2.5 Any action that can be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is signed and delivered to the Company by Members representing not less than the minimum vote necessary under this Agreement to approve the action.

4.3. Voting by Members. The Members, acting solely in their capacities as Members, have the right to vote on, consent to or otherwise approve only those matters as to which this Agreement specifically requires such approval. Except as otherwise specifically provided in this Agreement, references herein to the determination, consent, approval or vote of the Members means the approval of the Members by Member Vote.

4.4. Members Are Not Agents. No Member acting solely in the capacity of a Member is an agent of the Company, nor can any Member acting solely in the capacity of a Member bind the Company or execute any instrument on behalf of the Company.

4.5. No Withdrawal. Except as provided in this Section 4.5 or in ARTICLE IX, no Member may withdraw, retire or resign from the Company without approval of the Board. A Member that resigns and withdraws pursuant to this Section 4.5 forfeits all economic, voting and other rights in any Membership Interests or the Company and will not receive (for the purposes of Section 18-604 of the Act or otherwise) any cash, property or other distribution upon such resignation and withdrawal unless otherwise determined by the Board.

4.6. Confidentiality.

4.6.1 Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, personnel information, contracts, customer lists or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, without the Board’s consent, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

4.6.2 Nothing contained in this Section 4.6 shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to any other Member; (vi) to such Member’s employees, agents, representatives and advisors who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 4.6 as if a Member (provided that the Member will remain liable for any breach of this Section 4.6 by any such Person); or (vii) to any transferee of Membership Interests permitted in accordance with this Agreement, as long as such transferee agrees to be bound by the provisions of this Section 4.6 as if a Member(provided that the Member will remain liable for any breach of this Section 4.6 by any such Person); provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Board of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Board) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

4.6.3 The restrictions of Section 4.6 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its employees, agents, representatives and advisors on a non-confidential basis from a source other than the Company, any other Member or any of their respective employees, agents, representatives and advisors, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

4.6.4 The obligations of each Member under this Section 4.6 shall survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member’s Transfer of its Membership Interest.

4.6.5 The Members hereby acknowledge that the provisions of Section 4.6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company. In the event of a violation of the provisions of this Section 4.6, the Members further agree that the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies without any requirement to post bond.

ARTICLE V
MANAGEMENT AND CONTROL OF THE COMPANY

5.1. Board.

5.1.1 Management by Board of Managers. Subject to the provisions of this Agreement (including, without limitation, Sections 5.1.4(c) and 5.3) a board of managers (the “Board”), and only the Board, is authorized to manage the business, property and affairs of the Company and to exercise any and all powers of the Company. Subject to Section 5.1.4(c), the Vinco Member will have the right to designate two (2) Managers (the “Vinco Managers”) to the Board, and the ZASH Member will have the right to designate three (3) Managers (the “ZASH Managers”) to the Board. The Board will be a “manager” within the meaning of the Act. Each Manager shall be a natural person but need not be a Member or an Affiliate of a Member.

5.1.2 Agency Authority of Managers. Subject to the provisions of this Agreement, only the Managers, acting in their capacities as the Managers, have the authority to endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company or to sign checks, drafts and other instruments obligating the Company to pay money, or sign agreements or other documents in the name of or on behalf of the Company; provided, however, the Board may by a written resolution grant such authority to any other Person subject to any restrictions pursuant to the written authorization of the Board, which authorization may be general or specific.

5.1.3 Term. Each Manager will hold office for a term commencing on the date of designation (or in the case of an initial Manager, commencing on the Effective Date) and expiring upon the earlier of (i) the date on which the Manager is removed or (ii) the date on which the Manager resigns.

5.1.4 Selection of Managers.

(a) Initial Managers. The initial Vinco Managers are Chris Ferguson and Brett Vroman. The initial ZASH Managers are Theodore Farnsworth, Roderick Vanderbilt, and Lisa King.

(b) Resignation. A Manager may resign at any time by giving written notice to the Members of the Company. The resignation of a Manager will take effect upon receipt of that notice or at such later time as may be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation is not necessary to make it effective. If a Manager becomes Incapacitated, the Manager will be deemed to have resigned. The resignation of a Manager will not affect the Manager’s rights, if any, as a Member and will not by itself constitute a withdrawal of a Member. Upon the resignation of a Manager, a new Manager may be appointed by the Member entitled to appoint such Manager.

(c) Removal.

(i) Each Manager may be removed at any time, with or without cause, by the Member(s) entitled to appoint such Manager.

(ii) Any removal of a Manager will be without prejudice to the rights, if any, of the Manager and the Company under any contract to which the Manager is a party, and shall not affect the Manager’s rights as a Member or constitute its withdrawal as a Member, except as otherwise provided in this Agreement or any other contract with the Manager.

5.1.5 Meetings; Place of Meetings; Telephonic Participation. Meetings of the Board may be held at such times and places as the Board may from time to time by resolution designate or as shall be designated by the Person or Persons calling the meeting in the notice or waiver of notice of any such meeting. Meetings of the Board shall be held whenever called by a Manager. Notice of the time and place of each such meeting, shall be sent by electronic mail sent to and received by each member of the Board not less than forty-eight (48) hours before the date on which the meeting is to be held. Notice of any meeting of the Board shall not be required to be given to any member of the Board who waives such notice in writing or who is present at such meeting, except a member who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. At the request of any Manager, any or all Managers may participate in any meeting of the Board by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting of the Board can hear each other, and such participation shall constitute presence in person at such meeting.

5.1.6 Manner of Acting and Quorum. Except as otherwise provided in this Agreement or the Act, the presence of at least a majority of all Managers shall be required to constitute a quorum for the transaction of business at any meeting of the Board. The Board shall act only as a Board, and the individual Managers shall have no power to act on behalf of or bind the Company in their capacity as a Manager (except for certain limited circumstances expressly provided herein). All matters shall be deemed approved by the Board at any meeting duly called and held, a quorum being present, by the affirmative vote of a majority of the members of the Board then present.

5.1.7 Action Without Meeting. Any action required or permitted to be taken or which may be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Managers. Such written consent shall be filed with the minutes of proceedings of the Board.

5.1.8 Actions Requiring Unanimous Board Approval Prior to the Merger Deadline. Prior to the Merger Deadline (for the avoidance of doubt, this Section 5.1.8 shall have no effect from and after the Merger Deadline) and while the Debt Financing is outstanding, the Board shall not cause the Company to, and the Company shall not, take any of the following actions without the unanimous approval of the Managers:

(a) materially amend, alter or repeal the Certificate, this Agreement, or any other organizational or governance documents of the Company;

(b) create any new class of Membership Interests or change the rights or preferences of any of the Company’s existing Membership Interests;

(c) issue additional Membership Interests;

(d) admit any other Person as an additional member;

(e) agree to or effectuate any merger, consolidation or reorganization with any other Person;

(f) take any action to dissolve, liquidate or wind-up the Company;

(g) enter into any debt arrangement that involves creating a lien on any assets of the Company;

(h) replace the chief financial officer or equivalent of the Company;

(i) effect any voluntary filing of a petition for Bankruptcy or reorganization in respect of the Company, or any similar action under applicable laws and regulations; or

(j) enter into any commitment to take any of the actions described in this Section 5.1.8.

5.1.9 Actions Requiring Unanimous Board Approval After the Merger Deadline. From and after the Merger Deadline, and while the Debt Financing is outstanding, the Board shall not cause the Company to, and the Company shall not, take any of the following actions without the unanimous approval of the Managers:

(a) materially amend, alter or repeal the Certificate, this Agreement, or any other organizational or governance documents of the Company in a manner that is materially and disproportionately adverse to the Vinco Member as compared with all other Members;

(b) replace the chief financial officer or equivalent of the Company;

(c) effect any voluntary filing of a petition for Bankruptcy or reorganization in respect of the Company, or any similar action under applicable laws and regulations;

(d) take any action which would disproportionately dilute the interest of the Vinco Member as compared with all other Members; or

(e) enter into any commitment to take any of the actions described in this Section 5.1.9.

5.2. Officers.

5.2.1 Appointment of Officers. The Board may from time to time appoint (and subsequently remove) individuals to act on behalf of the Company as officers of the Company within the meaning of Section 18-407 of the Act to conduct the day-to-day management of the Company with such general or specific authority as the Board may specify and are permitted or authorized in this Agreement. The officers of the Company may include, but are not limited to, a Chairman, a Chief Executive Officer, President, Vice President, Secretary, Chief Financial Officer and Chief Operating Officer, or any co-officer of the any of the foregoing. The officers will serve at the pleasure of the Board, subject to any rights of such officers under any employment contract. The officers may exercise such powers and perform such duties, as are determined from time to time by approval of the Board and as permitted or authorized in this Agreement. Any individual may hold any number of offices. An officer need not be a Member.

5.2.2 Removal, Resignation, and Filling of Vacancy of Officers. Any officer may be removed, either with or without cause, by the Board at any time. Any officer may resign at any time by giving written notice to the Board. Any resignation will take effect on the date of the receipt of that notice by the Board or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation is not necessary to make it effective. Any resignation or removal is without prejudice to the rights, if any, of the parties under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled, if at all, by the Board.

5.2.3 Signing Authority of Officers. Subject to any restrictions imposed by the Board and this Agreement, any officer, acting alone, is authorized to endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. Officers of the Company are authorized to sign checks, drafts, or other instruments obligating the Company to pay money, and to sign contracts and other obligations on behalf of the Company, but only to the extent expressly provided in and subject to any restrictions contained in a written authorization of the Board, which authorization may be general or specific.

5.3. Limitations on Authority. No Manager or officer is authorized to do any act in contravention of this Agreement or possess Company property in its capacity as officer or Manager, or assign rights in Company property other than for Company purposes.

5.4. Remuneration of Officers and Managers. The officers and Managers of the Company may be entitled to remuneration for providing services to the Company and will be entitled to reimbursement of reasonable out-of-pocket business expenses, all as determined by the Board or as set forth in any employment or service agreement with such officer or Manager, which agreement must be approved by the Managers.

5.5. Competing Activities. Notwithstanding any provision of the Agreement, (i) any Manager or Member may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company; (ii) neither the Company nor any Member or Manager have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (iii) neither any Manager nor any Member is obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company; and (iv) each Manager and each Member has the right to hold any investment opportunity or prospective economic advantage for such Manager’s or such Member’s own account or to recommend such opportunity to Persons other than the Company. Each Member and Manager acknowledges that (except as provided in any individual contract) the other Members and Managers might own or manage other businesses, including businesses that may compete with the Company for the time of any Manager or any Member. Except for any rights or claims under any individual contract, each Member and Manager hereby waives any and all rights and claims that the Member or Manager may otherwise have against any Manager or any Member as a result of any such permitted activities. However, neither any Manager nor any Member is permitted to utilize the Company’s assets for any competing activities or businesses.

ARTICLE VI
DUTIES, EXCULPATION, AND INDEMNIFICATION

6.1. Exculpation of Covered Persons.

6.1.1 Covered Persons. As used herein, the term “Covered Person” means (i) each Member, (ii) each Manager; (iii) each officer, director, stockholder, partner, member, manager, Affiliate, employee, trustee, agent or representative of each Member and Manager, and each of their Affiliates; and (iv) each officer, employee, agent or representative of the Company.

6.1.2 Standard of Care. No Covered Person will be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or is not made in knowing violation of the provisions of this Agreement.

6.1.3 Good Faith Reliance. A Covered Person will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Profits or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups that the Covered Person does not have actual knowledge to be false: (i) another Member; (ii) a Manager or one or more officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence in no way limits any Person’s right to rely on information to the extent provided in § 18-406 of the Act.

6.1.4 Standard of Good Faith. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” such Covered Person must act under such express standard and will not be subject to any other or different standard imposed by this Agreement or any other applicable law.

6.2. Liabilities and Duties.

6.2.1 Limitation of Liability; Waiver of Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Member or Manager. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligations of each Member and Manager to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member or Manager otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members and Managers.

6.2.2 Member and Manager Decisions. Whenever in this Agreement a Member or Manager is permitted or required to make a decision, such Member or Manager is entitled to consider only such interests and factors as such Member or Manager desires, including its own interests, and has no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.

6.3. Indemnification.

6.3.1 Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company must indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(a) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or any direct or indirect subsidiary of the Company in connection with the Business of the Company; or

(b) such Covered Person being or acting in connection with the Business of the Company as a Member, stockholder, Affiliate, Manager, director, officer, employee or agent of the Company, any Member, any Manager, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, trustee, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful, (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or a knowing violation of the provisions of this Agreement, and (z) the Loss does not result from a proceeding or claim initiated or asserted by the Company or any other Member against such Covered Person. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement.

6.3.2 Permissive Indemnification. Subject to the mandatory indemnification obligations of the Company set forth in Section 6.3.1, upon approval of the Board, the Company may, but is not obligated to, indemnify any Person for Losses incurred by reason of such Person being a Covered Person or in connection with any matter related to the Company.

6.3.3 Control of Defense. Upon a Covered Person’s discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 6.3, the Covered Person must give prompt written notice to the Company of such claim, lawsuit or proceeding, provided, that the failure of the Covered Person to provide such notice will not relieve the Company of any indemnification obligation under this Section 6.3, unless the Company has been materially prejudiced thereby. The Company may participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company will not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person will have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it may not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed).

6.3.4 Reimbursement. The Company must promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to Section 6.3.1; provided that if such Covered Person agrees in writing that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by Section 6.3.1, then such Covered Person will promptly reimburse the Company for any reimbursed or advanced expenses.

6.3.5 Entitlement to Indemnity. The indemnification provided by this Section 6.3 is not exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 6.3 will continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 6.3 and will inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

6.3.6 Insurance. The Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may reasonably determine; provided, that the failure to obtain such insurance will not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person must, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

6.3.7 Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 6.3 must be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) has personal liability on account thereof or is required to make additional Capital Contributions to help satisfy such indemnity by the Company.

6.3.8 Savings Clause. If this Section 6.3 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Company must nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 6.3 to the fullest extent permitted by any applicable portion of this Section 6.3 that has not been invalidated and to the fullest extent permitted by applicable law.

6.3.9 Amendment. The provisions of this Section 6.3 constitute a contract between the Company, on the one hand, and each Covered Person who serves in such capacity at any time while this Section 6.3 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 6.3 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal will apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

6.4. Survival. The provisions of this ARTICLE VI will survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE VII
ALLOCATIONS OF NET PROFITS AND NET LOSSES

7.1. Book Allocations of Net Profits and Net Losses.

7.1.1 Generally. Except as provided in Section 7.2, Net Profits and Net Losses (but not gross items of income, gain, loss or deduction, unless otherwise determined by the Board) for each Fiscal Year will, after giving effect to all Capital Account adjustments attributable to the Capital Contributions and distributions, and all allocations pursuant to Section 7.2, made during such Fiscal Year, be allocated among the Members such that the Adjusted Capital Account of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 11.2.3 if (i) the Company were dissolved, (ii) its affairs wound up and its assets sold for cash equal to their Gross Asset Values, (iii) all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Values of the assets securing such liability) and (iv) the remaining assets of the Company were distributed in accordance with Section 11.2.3 immediately after making such allocations.

7.1.2 Allocations in Respect of Transferred Membership Interests. If during any Fiscal Year any Membership Interests are Transferred, any additional Membership Interests are issued by reason of the admission of a new Member or otherwise, any Membership Interests are redeemed, or there is any other change to the Membership Interests, then each item of income, gain, loss, deduction or credit of the Company for that Fiscal Year will be allocated among the Members, as determined by the Board in accordance with any method permitted by Code Section 706(d) and the Regulations thereunder in order to take into account the Members’ varying interests in the Company during the Fiscal Year.

7.1.3 Limitation on Allocation of Net Losses. Notwithstanding any other provision contained in Section 7.1, Net Losses and individual items of loss or deduction may not be allocated to a Member to the extent the allocation would result in a deficit balance in the Member’s Adjusted Capital Account at the end of any Fiscal Year. Any such items in excess of this limitation will be allocated as follows:

(a) First, among the other Members who would not have a deficit balance in their Adjusted Capital Accounts, pro rata, in proportion to their Adjusted Capital Account until the Adjusted Capital Account balances of all the Members have been reduced to zero; and

(b) Thereafter, to all the Members, pro rata, in proportion to their respective rights to distributions under Section 8.1.1(a)(ii).

7.2. Regulatory Allocations. The following special allocations will be made in the following order:

7.2.1 Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE VII, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then each Member will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent required by Regulations Section 1.704-2(f). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 7.2.1 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and is to be interpreted consistently therewith.

7.2.2 Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE VII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, then each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Regulations Section 1.704-2(i)(5)) will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated will be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.2.2 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and is to be interpreted consistently therewith.

7.2.3 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such Member has a deficit Adjusted Capital Account, items of Company income and gain will be specially allocated to each such Member in an amount and manner sufficient to eliminate any deficit in the Adjusted Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.2.3 will be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after all other allocations provided for in this ARTICLE VII have been tentatively made as if this Section 7.2.3 were not in the Agreement. This Section 7.2.3 is intended to be a “qualified income offset” as that term is used in Regulations Section 1.704-1(b)(2)(ii)(d) and is to be interpreted consistently therewith.

7.2.4 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt or other liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) and Regulations Section 1.704-1(b).

7.2.5 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be allocated to the Members in accordance with their respective rights to distributions under Section 8.1.1(a)(ii).

7.2.6 Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in a manner consistent with that which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

7.3. Curative Allocations. The allocations set forth in Section 7.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704-1(b). The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide distributions from the Company. Accordingly, it is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.3. Therefore, notwithstanding any other provision of this ARTICLE VII other than the Regulatory Allocations, the Board must cause to be made such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Board determines appropriate so that, after such offsetting allocations are made, a Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7.1. In exercising discretion under this Section 7.3, the Board may take into account any future Regulatory Allocations under Section 7.2.1 and Section 7.2.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made.

7.4. Excess Nonrecourse Liabilities. For the purpose of determining each Member’s share of “excess nonrecourse liabilities,” if any, of the Company within the meaning of Regulations Section 1.752-3(a)(3) and 1.707-5(a)(2)(ii), and solely for such purpose, the Members’ interests in Company profits will be determined, pro rata, in proportion to their respective rights to distributions under Section 8.1.1(a)(ii).

7.5. Tax Allocations. Allocations pursuant to this Section 7.5 are solely for purposes of United States federal, state and local taxes and will neither affect nor be taken in account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, distributions or other items pursuant to any provision of this Agreement.

7.5.1 General Allocations. Except as otherwise provided in this Section 7.5, each item of Company income, gain, loss or deduction for federal income tax purposes will be allocated among the Members in the same manner as such items are allocated for book purposes pursuant to this ARTICLE VII. Notwithstanding the foregoing, the Board will have the power to make such allocations for United States federal, state and local income tax purposes as may be necessary to maintain “substantial economic effect” or to ensure that such allocations are in accordance with each “partner’s interest in the partnership,” in each case within the meaning of Code Section 704(b) and the Regulations thereunder.

7.5.2 Code Section 704(c) Allocations. If any Company property is subject to Code Section 704(c) or is reflected in the Capital Accounts of the Members and on the books of the Company at a value that differs from the adjusted tax basis of such property, then the tax items with respect to such property will, in accordance with the requirements of Regulations Section 1.704-1(b)(4)(i), be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its value in the same manner as variations between the adjusted tax basis and Fair Market Value of property contributed to the Company are taken into account in determining the Members’ share of tax items under Code Section 704(c). The Board is authorized to choose any reasonable method permitted by the Regulations issued pursuant to Code Section 704(c) to account for such differences.

7.5.3 Tax Credits. Tax credits will be allocated among the Members in accordance with Regulations Section 1.704-1(b)(4)(ii).

7.6. Reporting and Information Obligations of Members. The Members are aware of the income tax consequences of the allocations made by this ARTICLE VII and hereby agree to be bound by the provisions of this ARTICLE VII in reporting their shares of Company income and loss for income tax purposes. Each Member agrees to provide the Company any information or documentation within the possession of the Member that is reasonably requested by the Company for the purposes of preparing any tax form or other governmental filing promptly upon written request from the Company.

ARTICLE VIII
DISTRIBUTIONS

8.1. Distributions by the Company to Members.

8.1.1 Distributions.

(a) General. Subject to (1) applicable law, (2) any limitations contained in Section 8.1, (3) the Company’s obligation to make Tax Distributions pursuant to Section 8.1.1(a), and (4) the Company’s obligation not to make distributions to the Members for so long as the Debt Financing remains outstanding in accordance with the Financing Documents and Section 8.2.5 distributions may be made at such times and in such amounts as the Board (which, prior to the Merger Deadline, must include all of the Vinco Managers) may determine. Except as provided in Section 11.2.3 with respect to distributions in connection with a Dissolution Event, all distributions must be made to the Members as follows:

(i) First, to the Members, pro rata in proportion to their respective Unreturned Capital, until the Unreturned Capital of each Member is reduced to zero; and

(ii) Thereafter, to the Members pro rata on the basis of 75% to the ZASH Member and 25% to the Vinco Member.

(b) Tax Distributions. Subject to Sections 8.1.1(c) through Section 8.1.5, to the extent of Available Cash, the Company must make distributions (“Tax Distributions”) each Fiscal Year to the Members pro rata in proportion to the Tax Shortfall of each in an amount sufficient to provide each Member a distribution that is at least equal to such Member’s Tax Shortfall. The “Tax Shortfall” for these purposes means with respect to each Member the amount, if any, of (i) the aggregate Federal, state and local tax income tax liabilities attributable to all allocations of net taxable income and gain (not including amounts treated as guaranteed payments), net of the tax benefit of allocations of Company loss, deduction and credit, to the Member for such Fiscal Year, as determined in good faith by the Board on the basis of the Assumed Tax Rate, reduced (but not to an amount below zero) by (ii) all distributions made to the Member by the Company during such Fiscal Year pursuant to Section 8.1.1(a) (including amounts distributed under this Section 8.1.1(a) treated as distributions of amounts under Section 8.1.1(a)). Tax Distributions must be made quarterly (on or about fifteen (15) days prior to the earliest estimated tax due date (determined without reference to any extension thereof)) applicable to any Member at such time in amounts intended to match the Members’ estimated tax liabilities. Upon the filing of the Company’s tax return for such Fiscal Year, (a) the Company must distribute to each Member the amount of any deficiency in the Tax Distributions for such Fiscal Year or (b) the amount of any excess Tax Distributions for such Fiscal Year will be credited against future Tax Distributions or, if requested by the Board, promptly returned to the Company. Tax Distributions will be treated as preliminary distributions of, and will offset, future distributions by the Company to the Members pursuant to (or made by reference to) Section 8.1.1(a) or Section 11.2.3. If Available Cash is not sufficient to pay the entire amount of the Tax Distribution in any Fiscal Year in respect of all Membership Interests, any Available Cash must, unless otherwise determined by the Board in its sole and absolute discretion, be distributed to the Members pro rata in proportion to the Tax Shortfall of each Member.

(c) Tax Distribution Adjustments. In the event that (i) there is any audit adjustment by a taxing authority affecting the amount of taxable income allocated or required to be allocated to the Members in any Fiscal Year or (ii) the Company files an amended tax return having such effect, the aggregate amount of Tax Distributions that should have been made with respect to such year will be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (treating any interest or penalties incurred by any of the Members in connection therewith as an addition to the assumed tax liability of such Members), and the Members will be entitled to an additional Tax Distribution or (in the discretion of the Board) must refund any overpayment required as a result of such audit adjustment or amended return. No former Member will be entitled to Tax Distributions or be required to refund any overpayment resulting from an audit adjustment or amended return for any reason after ceasing to be a Member.

8.1.2 Distributees; Liability for Distributions. All distributions made pursuant to this ARTICLE VIII will be made only to the Persons who, according to the books and records of the Company, hold the Membership Interests in respect of which such distributions are made on the actual date of distribution. None of the Company, the Managers or any Member or officer will have any liability as a result of making distributions in accordance with this ARTICLE VIII.

8.1.3 Form of Distributions. A Member, regardless of the nature of the Member’s Capital Contributions, has no right to demand and receive any distribution from the Company. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

8.1.4 Return of Distributions. No Member will be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company except (i) for distributions made in violation of the Act or this Agreement, (ii) as otherwise required by law, (iii) if such Member is deemed to receive distributions in an aggregate amount that exceeds the distributions to which such Member is otherwise entitled to receive pursuant to this Agreement and (iv) as required under Section 8.2.

8.1.5 Distributions in Violation of Act. Notwithstanding any provision to the contrary in this Agreement, the Company will not be required to make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

8.2. Withholding Tax Payments and Obligations.

8.2.1 Authorization to Withhold. If the Company is obligated to withhold tax with respect to any distribution or the share of any income allocated to any Member, then the Company is hereby authorized to withhold from distributions, including Tax Distributions, to a Member, and to pay over to any United States federal, state or local or non-United States governmental or taxing authority, any amounts required to be so withheld pursuant to the Code, the Regulations or any provisions of state, local and non-United States law and regulations.

8.2.2 Payments by the Company. If the Company is required to withhold tax with respect to any distribution or allocation of income to any Member, then the amount so withheld and paid over to any taxing authority will be treated for all purposes under this Agreement as if such amount had been distributed to such Member under this ARTICLE VIII, and will reduce the amount otherwise distributable to such Member pursuant to this ARTICLE VIII. If the amount required to be withheld and paid over to any taxing authority exceeds the amount otherwise distributable to such Member, then this excess amount will be treated as an advance to such Member made as of the date of payment to the applicable taxing authority. Amounts treated as advanced to any Member pursuant to this Section 8.2.2 must be repaid by such Member to the Company within fifteen (15) calendar days after the Company gives notice to such Member making demand therefor. Any amounts so advanced will bear interest, commencing on the date of advancement, compounded monthly on unpaid balances, at an annual rate equal to the short-term Applicable Federal Rate as of the date of such advance. The Company may collect any unpaid advances to a Member from any Company distributions, including any distributions under this ARTICLE VIII, that would otherwise be made to such Member. The foregoing is not intended to in any way limit the remedies otherwise available to the Company in connection with the collection of any unpaid advances to Members pursuant to this Section 8.2.2. Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties, except to the extent that such amounts do not result from any act or omission thereof of such Member, that may be asserted by reason of the failure of the Company to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as indemnity hereunder by any Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distribution due to such Member for all such amounts. The amount payable as indemnity hereunder will bear interest commencing on the date on which the amount giving rise to the indemnity was paid by the Company or the Member, compounded monthly at an annual rate equal to the short-term Applicable Federal Rate as of such date.

8.2.3 Overwithholding. None of the Company, the Managers or the other Members will be liable for any excess taxes withheld in respect of any Member’s Membership Interest. In the event of overwithholding, a Member’s sole recourse will be to apply for a refund from the appropriate governmental authority.

8.2.4 Withholding and Other Tax Certifications. Each Member must provide to the Company an original Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8IMY, W-8ECI, W-8EXP or other applicable withholding certificate, as appropriate, no later than ten (10) calendar days after the Effective Date and thereafter from time to time as required by law or requested by the Company. In addition, each Member must provide the Company such other certifications and documentation as are reasonably requested by the Board to reduce or eliminate taxes imposed or withheld on payments to the Company or any of its subsidiaries or to satisfy any filing or reporting obligations of the Company.

8.2.5 Notwithstanding anything to the contrary in this Agreement, the Company shall not make any distributions hereunder while the Debt Financing is outstanding.

ARTICLE IX
TRANSFERS OF INTERESTS

9.1. Transfers of Interests In General.

9.1.1 Conditions to Transfer. Except as otherwise provided in this ARTICLE IX, no Member may Transfer all or any part of such Member’s Membership Interest, including an Economic Interest therein, unless (i) approved by the Board (which, prior to the Merger Deadline, must include all of the Vinco Managers), (ii) such Member complies with the provisions of this ARTICLE IX, as applicable, and (iii) unless waived by the Board, all of the following conditions have been met:

(a) the Company has received written notice of the proposed Transfer at least forty-five (45) days prior to the proposed effective date of such Transfer setting forth the circumstances and details thereof (including, without limitation, the name of the transferee, evidence of financial ability to consummate the Transfer, and source of funding of the purchase price);

(b) the Company has (at its option) received, from or on behalf of the transferring Member (at its expense), an attorney’s written opinion from a reputable and recognized law firm, in form and substance reasonably satisfactory to the Company, specifying the nature and circumstances of the proposed Transfer, and based on such facts stating that the proposed Transfer will not be in violation of any of the registration provisions of the Securities Act or any applicable state securities laws;

(c) if the Transfer results in the transferee acquiring a Membership Interest in the Company, the Company has received from the transferee a written agreement substantially in the form of the Adoption Agreement attached hereto as Exhibit A, or in such other form as approved by the Board, to be bound by all of the terms and conditions of this Agreement;

(d) if the Transfer results in the transferee acquiring a Membership Interest in the Company and the transferee is a natural person that is married, the Company has received a written consent substantially in the form of the Spousal Consent attached hereto as Exhibit B, or in such other form as approved by the Board, executed by such transferee’s spouse;

(e) the Transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by the Company and is materially useful in the conduct of its business as then being conducted or proposed to be conducted;

(f) the Transfer will not result in the violation of the Patriot Act or any other applicable law or regulation;

(g) the Company is reimbursed upon request for its reasonable expenses in connection with the Transfer;

(h) the transferring Member is not otherwise restricted from transferring such Membership Interest pursuant to the terms of an agreement between such Member and the Company;

(i) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code, as determined by the Board or pursuant to a ruling received from the IRS; and

(j) the Transfer complies with all other applicable requirements of this Agreement.

9.2. Drag-Along Rights.

9.2.1 Without the need to comply with any of the other provisions of this ARTICLE IX, but subject to Section 9.2.2 below, if the Merger has not been consummated prior to the Merger Deadline, then at any time from and after the Merger Deadline, the ZASH Member may by written notice (a “Drag-Along Notice”) to the other Members (the “Dragged Members”) cause the Dragged Members to participate (and the Dragged Members must participate) in a bona fide sale, in a single transaction or a series of related transactions, of all of the Membership Interests to one or more Independent Third Parties (such transaction, a “Drag-Along Transaction,” and the right to cause the Dragged Members to participate in such Drag-Along Transaction, the “Drag-Along Rights”). Such Drag-Along Notice must specify (a) the consideration to be received by the Members (it being agreed that the consideration will be allocated to the Members as described in Section 9.2.7) (“Drag-Along Consideration”) and any other material terms and conditions of the Drag-Along Transaction, (b) the identity of the other Person or Persons party to the transaction(s), and (c) the date of completion of the Drag-Along Transaction.

9.2.2 Notwithstanding the foregoing, in the event that the Drag-Along Transaction is not approved by at least one (1) Vinco Manager, then if, and only if, the amount of the Drag-Along Consideration which is payable to the Vinco Member from such Drag-Along Transaction is not sufficient to reduce to zero the Vinco Member’s Unreturned Capital as of the date of such Drag-Along Notice (an “Unreturned Capital Shortfall”), the Vinco Member shall have the right to object to the Drag-Along Transaction on such basis (the “Drag-Along Objection”). In such case, the Vinco Member shall within ten (10) days after receipt of the Drag-Along Notice provide written notice to the ZASH Member of its Drag-Along Objection. Upon the ZASH Member’s receipt of the Drag-Along Objection, the Vinco Member and the ZASH Member (for the purposes of this Section 9.2, the “Valuation Parties”) shall thereafter promptly meet and confer for a period of ten (10) days to attempt to resolve the Drag-Along Objection in good faith; provided, however, that if the Valuation Parties are unable to reach a resolution with respect to the Drag-Along Objection, then no later than thirty (30) days after providing its Drag-Along Objection, the Vinco Member shall provide the ZASH Member an independent valuation (which shall be prepared at the Vinco Member’s expense) from one of the so-called “Big Four” accounting firms (each a “Valuation Firm”) demonstrating that the fair market value of the Membership Interests of the Company if sold to another Independent Third Party would result in the payment of consideration sufficient to eliminate an Unreturned Capital Shortfall (“Vinco Valuation Report”). If the Vinco Member fails to timely provide a Drag-Along Objection or Vinco Valuation Report, then the ZASH Member may proceed with the Drag-Along Transaction as set forth in this Section 9.2.

(a) Upon timely receipt of the Vinco Valuation Report in accordance with Section 9.2.2 above, the ZASH Member shall have the right in its sole discretion to (i) terminate the Drag-Along Transaction, (ii) arrange, upon the closing of the Drag-Along Transaction, for payment to the Vinco Member of an amount sufficient to reduce to zero the Vinco Member’s Unreturned Capital as of the date of the Drag-Along Notice, or (iii) within thirty (30) days of receipt of the Vinco Valuation Report, provide to the Vinco Member an independent valuation (which shall be prepared at the ZASH Member’s expense) from a Valuation Firm demonstrating that the fair market value of the Membership Interests of the Company if sold to another Independent Third Party would not result in the payment of consideration sufficient to eliminate an Unreturned Capital Shortfall (“ZASH Valuation Report”).

(b) The Vinco Member shall have a period of ten (10) days after receipt of the ZASH Valuation Report to object thereto; provided that if the Vinco Member fails to so timely object, the ZASH Member may proceed with the Drag-Along Transaction as set forth in this Section 9.2. Within five (5) days of receipt by the ZASH Member of the Vinco Member’s timely objection to the ZASH Valuation Report, the Valuation Parties shall require the Valuation Firms engaged by them as set forth herein to jointly agree upon and select a third Valuation Firm to perform a valuation and analysis and to prepare and deliver to the Valuation Parties within thirty (30) days after its engagement therefor a final, independent valuation report (the expense of which shall be borne equally by the Valuation Parties) based on the information provided by each Valuation Firm and other information available or requested by such Valuation Firm and setting forth the fair market value of the Membership Interests of the Company (the “Final Valuation Report”).

(c) If the Final Valuation Report demonstrates that the fair market value of the Membership Interests of the Company if sold to another Independent Third Party would result in the payment of consideration sufficient to eliminate an Unreturned Capital Shortfall, then the ZASH Member shall have the right to (i) terminate the Drag-Along Transaction, or (ii) arrange, upon the closing of the Drag-Along Transaction, for payment to the Vinco Member of an amount sufficient to reduce to zero the Vinco Member’s Unreturned Capital as of the date of the Drag-Along Notice. If the Final Valuation Report demonstrates that the fair market value of the Membership Interests of the Company if sold to another Independent Third Party would not result in the payment of consideration sufficient to eliminate an Unreturned Capital Shortfall, then the ZASH Member may proceed with the Drag-Along Transaction as set forth in this Section 9.2.

9.2.3 With respect to such Drag-Along Transaction, the Dragged Members (a) will be deemed to have voted all of their Membership Interests in favor of such Drag-Along Transaction(s), (b) will be deemed to have waived all applicable consent rights, veto rights, appraisal or dissenters’ rights, or other similar protective provisions, and (c) must take all actions and execute all documents necessary to consummate such Drag-Along Transaction.

9.2.4 With respect to such Drag-Along Transaction, the Dragged Members will only be required to execute transaction documents specifically related to the Transfer of the Dragged Members’ Membership Interests, provided that all representations, warranties, covenants and indemnities will be made by the Dragged Members severally and not jointly and any indemnification obligation will be pro rata based on the consideration received by the Dragged Members, in each case in an amount not to exceed the aggregate proceeds received by the Dragged Members in connection with the Drag-Along Transaction.

9.2.5 At the closing, the Dragged Members must deliver title to the Transferred Membership Interests free and clear of liens and encumbrances.

9.2.6 Each Member hereby grants to the Board a limited power of attorney to execute any and all documents necessary to carry out the Drag-Along Rights if any Member fails to execute and deliver after a reasonable period of time any document or instrument or fails to take any required action to consummate the Drag-Along Transaction. It is expressly intended by each Member that the power of attorney granted by this Section 9.2.6 is coupled with an interest, is irrevocable, and will survive and not be affected if a Member subsequently becomes Incapacitated (or if such Member is a corporation, partnership, trust, association, limited liability company or other legal entity, by the dissolution or termination thereof) or by the Transfer (if any) of any of the Member’s Membership Interest.

9.2.7 In any Drag-Along Transaction, any proceeds payable directly to the holders of Membership Interests will be allocated (a) first to reimburse the Managers and Members for any reasonable expenses incurred by them in furtherance of (and not in opposition to or to hinder) the consummation of the Drag-Along Transaction, (b) with the balance to be allocated among the Membership Interests pro rata based on the relative Liquidation Values of the Membership Interests disposed of in the Drag-Along Transaction.

9.3. Call Right.

9.3.1 Call Right. Notwithstanding anything herein to the contrary, if the Merger has not been consummated prior to the Merger Deadline, then at any time from and after the Merger Deadline, the ZASH Member will have the right (but will have no obligation) to purchase all of the other Members’ Membership Interests at the Call Price (as defined below) upon written notice to such other Members (the “Called Members”).

9.3.2 Call Price. The call price (the “Call Price”) of each Called Member’s Membership Interest (other than the Vinco Member) will be an amount equal to (a) 100% of the aggregate cash (or Fair Market Value cash equivalent) Capital Contributions made with respect to such Called Member’s Membership Interest, minus (b) the aggregate amount of cash distributions made with respect to the Called Member’s Membership Interest under this Agreement. The Call Price of the Vinco Member’s Membership Interest will be an amount equal to (x) 120% of the aggregate cash (or Fair Market Value cash equivalent) Capital Contributions made with respect to the Vinco Member’s Membership Interest, minus (y) the aggregate amount of cash distributions made with respect to the Vinco Member’s Membership Interest under this Agreement; provided, that the proceeds of such Call Price must, and will be deemed automatically to, be used first to repay any outstanding indebtedness owed by the ZASH Member to the Vinco Member.

9.3.3 Closing. At the closing, (a) the ZASH Member will pay each Called Member the Call Price for the Called Member’s Membership Interest in cash by wire transfer of immediately available funds to an account as designed by the Called Member, and (b) each Called Member will deliver to the ZASH Member such other documents or instruments as the ZASH Member may reasonably request to effect the purchase of the Called Member’s Membership Interest.

9.3.4 Power of Attorney. Each Called Member hereby grants to the ZASH Member a limited power of attorney to execute any and all documents necessary to carry out the transactions contemplated by this Section 9.3 if the Called Member fails to execute and deliver after a reasonable period of time any document or instrument or fails to take any required action to consummate such transactions. It is expressly intended by each Called Member that the power of attorney granted by this Section 9.3.4 is coupled with an interest, is irrevocable, and will survive and not be affected by the Incapacitation of the Called Member (or if the Called Member is a corporation, partnership, trust, association, limited liability company or other legal entity, by the dissolution or termination thereof) or by the Transfer (if any) of any of the Called Member’s Membership Interest.

9.3.5 Delegation of Rights. At the ZASH Member’s election, the ZASH Member may delegate its rights under this Section 9.3 to any other Person (including the Company) and such Person may purchase the Called Members’ Membership Interests in accordance with this Section 9.3. In such case, as the context requires, references in this Section 9.3 to the “ZASH Member” will be read to refer to such Person.

9.4. Invalid Transfers.  Transfers in violation of this ARTICLE IX or this Agreement are null and void ab initio and of no effect whatsoever; provided, however, that if any such Transfer is not null and void ab initio as a matter of law, the transferee of the Transferred Membership Interest will be an “assignee” for purposes of the Act, will hold only an Economic Interest in such Membership Interest, and will not possess or benefit from any of the other rights of a Member hereunder but will be subject to any and all covenants, restrictions and obligations of a Member hereunder (including, without limitation, Section 4.6 and ARTICLE IX). Any Membership Interest so Transferred in violation of this ARTICLE IX or this Agreement will, to the extent permitted by applicable law, lose any and all voting rights, and, to the extent any voting rights may not be eliminated, the transferring Member will retain such voting rights, if any, with respect to the Membership Interest transferred to such assignee.

9.5. Effective Date of Transfers. Any Transfer permitted under the terms of this Agreement of all or any portion of a Member’s Membership Interest will be effective no earlier than the date following the date upon which the requirements of this Agreement have been met.

9.6. Effect of Transfers. After the effective date of any Transfer of any part of a Member’s Membership Interest in accordance with this Agreement, subject to Section 9.2, the Membership Interest (or other Economic Interest) so Transferred will continue to be subject to the terms, provisions, and conditions of this Agreement and any further Transfers will be required to comply with all of the terms, provisions, and conditions of this Agreement. Any transferee of all or any portion of any Membership Interest will take such Membership Interest subject to the restrictions on Transfer imposed by this Agreement.

9.7. Substitution of Members. Notwithstanding any provision to the contrary in this Agreement, a transferee of a Membership Interest will not have the right to become a substitute Member until:

9.7.1 the requirements of Section 9.1 are satisfied;

9.7.2 such Person pays (or causes to be paid) any reasonable expenses in connection with such Person’s admission as a new Member; and

9.7.3 if such Membership Interest is certificated, the certificate representing that Membership Interest has been returned to the Company to be reissued in the name of the transferee.

The admission of a substitute Member will not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company unless otherwise agreed by the Board.

ARTICLE X

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

10.1. Books and Records. The Board must keep the books and records of the Company in a professional manner; provided, however, to the extent appropriate under applicable tax and accounting principles, separate and corresponding records for book and tax purposes may be maintained. The books and records of the Company must reflect all the Company transactions and must be appropriate and adequate for the Company’s business.

10.2. Delivery to Members and Inspection. Pursuant to Section 18-305(g) of the Act, the Members desire to restrict the rights of Members to obtain information as otherwise provided in Section 18-305(a) of the Act. The Members agree that, except as otherwise required by applicable law, each Member will only be entitled to information and reports to the extent provided by the Board and will not be entitled to any other information concerning the Company or its business or affairs or the Members or their Membership Interests in the Company whether pursuant to Section 18-305(a) of the Act or otherwise. Without limiting the generality of the foregoing, each Member agrees that it will have no access to, and will not be entitled to know, the name and/or address (whether business, residence or mailing) of any other Member. If, notwithstanding the foregoing restriction, any Member obtains any information concerning the Company or its business or affairs or any other Member or such Member’s Membership Interest in the Company or any other information other than that provided by the Board, such information will constitute “Confidential Information” and will be subject to the terms of Section 4.6. Notwithstanding anything contained in this Agreement or the Act to the contrary, pursuant to Section 18-305(c) of the Act, the Board will have the right to keep confidential from the Members, for such period of time as the Board deems reasonable, any information that the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interests of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential. The Members agree that the foregoing limitations on the information rights of the Members are reasonable and in the best interests of the Company.

10.3. Tax Returns. The Board must cause to be prepared at least annually information necessary for the preparation of the Members’ federal, state and local income tax and information returns. The Board must send or cause to be sent to each Member within ninety (90) calendar days after the end of each taxable year, or as soon as practicable thereafter, such information as is necessary to complete such Member’s federal and state income tax or information returns, and a copy of the Company’s federal, state and local income tax or information returns for that year. The Board must cause all income tax and information returns for the Company to be timely filed with the appropriate authorities.

10.4. Other Filings. The Board must cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate effected in accordance with this Agreement and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

10.5. Bank Accounts. Funds of the Company must be maintained in one or more separate bank accounts in the name of the Company, and must not be permitted to be commingled in any fashion with the funds of any other Person.

10.6. Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise expressly provided herein, may be made by the Board. The Board may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes or financial accounting purposes (as applicable).

10.7. Tax Matters.

10.7.1 Taxation as Partnership. The Members intend that the Company initially be treated as a partnership for federal and state income tax purposes. Unless otherwise determined by the Board, the Members must cooperate with the Company in connection with preserving the Company’s status as a partnership for income tax purposes and hereby authorize the Company to take whatever actions and execute whatever documents are necessary or appropriate to effectuate the foregoing. To that end, unless otherwise determined under the immediately preceding sentence, the Members direct the Board to use commercially reasonable efforts to cause the Company to be treated, for United States federal income tax purposes, as a partnership and not a “publicly-traded partnership” within the meaning of Section 7704(b) of the Code or an association taxable as a corporation, including, without limitation, filing any returns, elections or statements by the Company with the applicable United States authorities.

10.7.2 Partnership Representative.

(a) The Company must designate itself as its own “partnership representative” for purposes of the Partnership Audit Rules and any comparable provisions of state or local income tax laws (the “Partnership Representative”). Each Member and the Board must take such actions as are necessary to perfect such designation.

(b) The Company must appoint an individual who meets the requirements of Treasury Regulations Section 301.6223-1(b)(2) as the sole individual through whom the Partnership Representative will act for all purposes under the Partnership Audit Rules and any comparable provisions of state or local income tax laws (the “Designated Individual”), and each Member (and the Board) must take such actions as are necessary to perfect such designation. The Board may replace the Designated Individual in accordance with applicable laws, rules, and regulations. Without approval of the Board, no Person may take any action to cause the Company to elect into the Partnership Audit Rules where such rules would not otherwise be mandatory. The initial Designated Individual is Brett Vroman.

(c) The Company will have all of the rights, powers, obligations and duties of a “partnership representative” and the Designated Individual will have all of the rights, powers, obligations and duties of a “designated individual,” each as set forth in the Partnership Audit Rules. Notwithstanding the previous sentence, the Designated Individual must cause the Company to act at, and only at, the direction of the Board. The Designated Individual is, to the fullest extent permitted by law, absolved from all liability for any and all consequences to any current or former Member resulting from any action that the Designated Individual causes the Company to take at the direction of the Board.

(d) The Company must indemnify and reimburse the Designated Individual for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of such expenses must be made before any distributions are made to the Members under this Agreement and before any discretionary reserves are set aside by the Board.

(e) Each Member must take all actions that the Board informs it are reasonably necessary to effect a decision of the Board with respect to the Partnership Audit Rules, including without limitation (i) providing any information reasonably requested in connection with any tax audit or related proceeding (which information may be freely disclosed to the Internal Revenue Service or other relevant taxing authorities), (ii) paying all liabilities attributable to such Member as the result of an election under Code Section 6226, (iii) filing any amended returns that the Board determines to be necessary or appropriate to reduce an imputed underpayment under Code Section 6225(c) and/or (iv) paying all liabilities associated with such an amended return. The costs and expenses incurred by a Member in connection with the preceding sentence (other than the Designated Individual in its capacity as such) will not be treated as Company expenses and will not be reimbursed by the Company.

(f) If any tax audit results in the imposition of a tax liability on the Company itself, the Board is authorized to allocate the economic burden of that liability (including interest and penalties) among the Members (including both current and former Members) based upon their interests in the Company for the “Reviewed Year” (as defined in Section 6225(d)(1) of the Code. If requested in writing by the Board, each Member must pay to the Company the amount allocated to it under the preceding sentence within ten (10) Business Days of notice thereof. Such payment (i) may, at the Board’s discretion, be made by withholding distributions that would otherwise be paid to a Member, and (ii) will not be treated as a Capital Contribution for purposes of determining a Member’s Unreturned Capital or any right to distributions hereunder.

(g) Notwithstanding any other provision of this Agreement to the contrary, each Member agrees that its obligations to comply with this Section 10.7.2(g) will survive any transfer of its Membership Interest and the dissolution of the Company. Accordingly, each Person that ceases to be a Member will, notwithstanding such divestiture, reimburse and indemnify the Company against any liability that would be allocated to such Person under Section 10.7.2(f) if the Person were a Member at the time of determination.

10.7.3 Elections. Except as otherwise provided herein, the Board is authorized to make all determinations regarding whether to make any tax election provided under the Code, or any provision of state, local or foreign tax law. The Board is, to the fullest extent permitted by law, absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Members resulting from its making or failing to make any such election. The Board is authorized to make all decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement. Any determination made in accordance with this Section 10.7.2(a) by the Board will be conclusive and binding on all Members.

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1. Dissolution. The Company must be dissolved, its assets disposed of, and its affairs wound up on the first to occur of the following (each, a “Dissolution Event”):

11.1.1 The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act;

11.1.2 A sale or disposition of substantially all of the assets of the Company (except as otherwise determined by the Board); or

11.1.3 The determination of the Board.

11.2. Winding Up. Upon the occurrence of a Dissolution Event, the Company will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors. The Board will be responsible for overseeing the winding up and liquidation of the Company, must take full account of the assets and liabilities of the Company, must either cause its assets to be sold to any Person or distributed to a Member, and if sold, as promptly as is consistent with obtaining the Fair Market Value thereof, must cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed, to the maximum extent provided by law, in the following order:

11.2.1 First, to creditors in satisfaction of all of the Company’s debts and liabilities, whether by payment or the making of a reasonable provision for payment thereof to the extent required by Section 18-804 of the Act other than liabilities for distribution to Members under Section 18-601 or Section 18-604 of the Act;

11.2.2 Second, to the Members in satisfaction of liabilities for distribution under Section 18-601 or Section 18-604 of the Act;

11.2.3 Third, the remaining amount to the Members in accordance with Section 8.1.1(a).

All distributions must be made not later than ninety (90) days after the end of the taxable year in which the taxable event generating the distributions occurs.

11.3. No Deficit Restoration Obligation. Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) or otherwise), if any Member has a negative Capital Account after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the taxable year during which the liquidation occurs, that Member will nevertheless have no obligation to make any contribution to the capital of the Company with respect to such negative Capital Account, and the negative balance of such Member’s Capital Account will not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

11.4. Distributions in Kind. Any non-cash asset distributed to one or more Members must first be valued at its Fair Market Value to determine the gain or loss that would have been included in the amounts allocated pursuant to ARTICLE VII if such asset were sold for such value. Such gain or loss must then be allocated pursuant to ARTICLE VII, and the Members’ Capital Accounts must be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset will be the Fair Market Value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to).

11.5. Limitations on Payments Made in Dissolution. The Members may look solely to the assets of the Company for the return of their Capital Contributions and have no right or power to demand or receive property other than cash of the Company. If the assets of the Company remaining after payment or discharge of the debts and liabilities of the Company are insufficient to return the Members’ Capital Contributions, the Members will have no recourse against the Company, any Manager or any Member.

11.6. Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Board or other Person(s) winding up the affairs of the Company, must cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation.

11.7. Termination. The Company will terminate when all of the assets of the Company have been distributed in the manner provided for in this ARTICLE XI, and the certificate of cancellation is filed in accordance with Section 11.6.

11.8. No Action for Dissolution. Except as expressly permitted in this Agreement, a Member must not take any voluntary action that directly causes a dissolution of the Company.

11.9. Bankruptcy. The Company may not commence any voluntary Bankruptcy, or make a petition or application to any tribunal for, or consent to the appointment of, or taking of possession by, a trustee, receiver, custodian, liquidator or similar official without a Member Vote made in writing and given prior to such action.

ARTICLE XII

MISCELLANEOUS

12.1. Complete Agreement. This Agreement (including any schedules, annexes or exhibits attached hereto) and the Certificate constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them concerning the subject matter herein and therein. No representation, statement, agreement, condition or warranty with respect to such subject matter not contained in this Agreement and the Certificate will be binding on the Members or have any force or effect whatsoever.

12.2. Binding Effect. Except as otherwise provided herein, this Agreement is binding upon and inures to the benefit of the Members, and their respective successors and permitted assigns.

12.3. Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement confers any rights or remedies under or by reason of this Agreement on any Persons other than the Covered Persons and their respective successors and permitted assigns, relieves or discharges the obligation or liability of any third Person to any party to this Agreement, or gives any third Person any right of subrogation or action over or against any party to this Agreement.

12.4. Statutory References. Any reference to the Code, the Regulations, the Act or other statutes or laws includes all amendments, modifications or replacements of the specific sections and provisions concerned.

12.5. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

12.6. References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

12.7. Governing Law. This agreement is to be enforced, governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

12.8. Consent To Exclusive Jurisdiction. Except as otherwise required by §18-109(d) of the Act, each party hereto hereby irrevocably submits to the exclusive jurisdiction of any Delaware state or United States federal court sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding are to be heard and determined in such Delaware state court or in such federal court. Each party hereto irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such an action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified in this agreement, including Schedule A attached hereto (which mailing must be by certified mail). Each party hereto agrees that a final non-appealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.9. Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance is held to be invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid are not to be affected thereby.

12.10. Additional Documents and Acts. Each Member agrees to execute and deliver, from time to time, such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

12.11. Notices. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly and sufficiently given only if (a) personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time so delivered), (b) sent by Federal Express, UPS, DHL, or other similar overnight courier (any notice or communication so delivered being deemed to have been received only when delivered), (c) sent by electronic mail, telecopier or facsimile (any notice or communication so delivered being deemed to have been received only if a copy is also promptly delivered by one of the other means of delivery and will be deemed to have been received (i) on the Business Day such electronic transmission is sent, if sent prior to 4:00 p.m. (based upon the recipient’s time) on the Business Day so sent, and (ii) on the Business Day following the day such electronic transmission is sent, if sent on a non-Business Day or on or after 4:00 p.m. (based upon the recipient’s time) on the Business Day so sent), or (d) sent by United States registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice or communication so sent being deemed to have been received only when delivered), in any such case addressed to the respective parties as follows:

If to the Company:

ZVV Media Partners, LLC

1 West Broad Street, Suite 1004

Bethlehem, PA 18018

If to a Member:

Vinco Ventures Inc.

1 West Broad Street, Suite 1004

Bethlehem, PA 18018

With a copy to (such copy not to constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South

5th Floor

Woodbridge, NJ 08830

Attn: Joseph Lucosky, Esq.

to the respective address of such Member as set forth on Schedule A attached hereto.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.12. Amendments. Except as otherwise expressly provided herein (including, without limitation, amendments to reflect the admission of new Members, amendments in accordance with Section 3.2 or in connection with the establishment of additional classes or series of Membership Interests under Section 3.8.1), this Agreement may be amended by, and only by, a Member Vote and the approval of the Board; provided, however, that except for amendments expressly contemplated in this Agreement, no amendment may reduce the Capital Account of any Member, or increase the obligations or liabilities of a Member hereunder unless such Member has consented in writing to such amendment. The Company may amend Schedule A hereto at any time and from time to time to reflect the admission or withdrawal of any Member or any changes in the Member’s addresses, all as contemplated by this Agreement.

12.13. No Interest in Company Property, Waiver of Action for Partition. No Member has any interest in specific property of the Company. Without limiting the foregoing, each Member irrevocably waives during the duration of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

12.14. Remedies Cumulative. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

12.15. Survival. The provisions of this Agreement that contemplate performance or obligations subsequent to the termination, dissolution or winding up of the Company, will survive such termination, dissolution or winding up of the Company.

12.16. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which will constitute one and the same document. Facsimile machine copies, DocuSign, electronic portable document format (PDF), and other electronic copies of original signatures of any of the parties hereto will be binding as if they were original signatures.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Members have executed this Second Amended and Restated Limited Liability Company Agreement, effective as of the date first written above.

THE COMPANY:

ZVV MEDIA PARTNERS, LLC

By:
Name:	Roderick Vanderbilt
Title:	Manager

By:
Name:	Ted Farnsworth
Title:	Manager

By:
Name:	Lisa King
Title:	Manager

By:
Name:	Brett Vroman
Title:	Manager

By:
Name:	Chris Ferguson
Title:	Manager

MEMBERS:

VINCO VENTURES, INC.

By:
Name:
Title:

ZASH GLOBAL MEDIA AND ENTERTAINMENT CORPORATION

By:
Name:
Title:

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of ZVV Media Partners, LLC]

SCHEDULE A

MEMBER/ADDRESS;
INITIAL UNRETURNED CAPITAL; MEMBERSHIP INTERESTS

Member/Address	Initial Unreturned Capital	Membership Interests
Vinco Ventures, Inc. 1 West Broad Street Suite 1004 Bethlehem, PA 18018 Attention: Chief Executive Officer With a copy, which shall not constitute notice, to: Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Attention: Joseph M. Lucosky Email: jlucosky@lucbro.com	$125,000,000	50%
ZASH Global Media and Entertainment Corporation 24 Aspen Park Blvd East Syracuse, NJ 13057 Attention: Chief Executive Officer With a copy, which shall not constitute notice, to: DLA Piper LLP (US) 2000 Avenue of the Stars Suite 400 North Tower Los Angeles, California 90067 Attention: Tom K. Ara, Esq. E-mail: tom.ara@us.dlapiper.com	An amount equal to the average of the “low” and the “high” “Equity Value” allocated to ZASH with respect to Lomotif Private Limited which equals a value of $338 million for the Zash Initial Unreturned Capital Account as set forth in the Fairness Opinion of Gemini Valuation Services dated as of March 28, 2020.	50%
Total		100%

EXHIBIT A

FORM OF ADOPTION AGREEMENT

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Member”) pursuant to the terms of that certain Second Amended and Restated Limited Liability Company Agreement of ZVV Media Partners, LLC (the “Company”), dated as of [_____ __], 2021, by and among the Members named therein (as such agreement may be amended or supplemented from time to time, the “Agreement”). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Member signing below agrees as follows:

1. Acknowledgment. The Member acknowledges that such Member is acquiring a Membership Interest in the Company, subject to the terms and conditions of the Agreement.

2. Agreement. The Member (i) agrees that the Membership Interest acquired by the Member will be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if the Member were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement may be given to the Member at the address listed beside the Member’s signature below.

EXECUTED AND DATED this ______ day of _________________, ____.

MEMBER:

Name of Member:

Signature:

Printed Name:

Title (if applicable):

Address:

Accepted and Agreed:

ZVV Media Partners, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF SPOUSAL CONSENT

SPOUSAL CONSENT

I, ________________________, am the spouse of ________________________, a member of ZVV Media Partners, LLC, a Delaware limited liability company (the “Company”), and I acknowledge and agree as follows:

1. I have received and read the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of [_____ __], 2021 (the “Agreement”). Capitalized terms used herein but not defined have the meaning ascribed to them in the Agreement.

2. I am aware that by the provisions of the Agreement (including, without limitation, Article IX of the Agreement) my spouse grants to the Company and/or the other Members of the Company certain rights with respect to the Transfer of his/her Membership Interest in the Company, including my community property interest or quasi-community property interest therein, if any, on the occurrence of certain events in accordance with the terms and provisions of the Agreement.

3. I hereby consent to and approve of all of the terms and conditions of the Agreement, including, without limitation, those terms, conditions and obligations relating to the Transfer of Membership Interests as set forth in Article IX of the Agreement, and agree that my spouse’s Membership Interest and my interest in them are subject to the terms and conditions of the Agreement and that I will take no action at any time to hinder operation of the Agreement with respect to such Transfer provisions with respect to the Membership Interest or my interest in the same.

4. I have read and understand this Spouse Consent and have signed it voluntarily after having the opportunity to consult with an attorney of my choice.

Date:
Signature:
Name:

EXHIBIT C

GEMINI FAIRNESS OPINION LETTER

GEMINI
VALUATION SERVICES

1100 Glendon Ave, 905
Los Angeles, CA 90024

T: 310-696-4001
F: 310-696-4007

Strictly Confidential

June 7, 2021
The Board of Directors
Vinco Ventures, Inc.
1 West Broad Street
Suite 1004
Bethlehem, PA 18018

The Board of Directors:

You have requested the opinion (the "Opinion") of Gemini Valuation Services, LLC ("GVS" and, for the avoidance of doubt, all references to pronouns such as "we" and "our"), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the "Shareholders") without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of Vinco Ventures, Inc. (the "Company" or "BBIG").

As per the amended and restated "Limited Liability Company Agreement" of ZVV Media Partners, LLC ("ZVV") dated May 28, 2021 between, ZVV, BBIG and ZASH Global Media and Entertainment Corporation ("ZASH), are contemplating a joint venture ("Transaction") where BBIG will contribute $125 million as Initial Unreturned Capital and ZASH is contributing its ownership in Lomotif Private Limited ("Lomotif" and together with ZASH the " ZASH Group") as ZASH owns 80% of Lomotif acquired through a recent transaction. While the ownership of the members is 50% each, the distributions shall be split 75/25 between ZASH and BBIG after the Initial Unreturned Capital of each member is returned.

Our Opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the Consideration and the consideration to be received by different shareholders.

We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.

CONFIDENTIAL

In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements of ZASH Group; (ii) reviewed certain internal information relating to the business, assets, liabilities and prospects of furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of ZASH Group concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Target generally; (iv) reviewed publicly available financial and stock market data, including valuation levels, for certain other companies in lines of business of Zash Group that we deemed relevant; (v) reviewed the amended and restated Limited Liability Company Agreement, dated May 28, 2021; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Zash Group, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of Zash Group and the Company for the purposes of our analysis and this Opinion.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.

This Opinion is for the use and benefit of the Board of Directors of the Company in the evaluation of the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

GEMINI VALUATION SERVICES

By: [signature]

Its: Managing Director

Date: 6/7/2021

CONFIDENTIAL